Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Keri P. Mattox
(215) 791-0105, Pure Communications
EPIX to Raise $16.3 Million through Private Financing
LEXINGTON, Mass., November 12, 2007 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today announced it has entered into definitive agreements with institutional and accredited investors with respect to the private placement of approximately 5.2 million shares of its common stock at a purchase price of $3.10 per share for expected gross proceeds of approximately $16.3 million before payment of placement agent commissions and offering expenses. EPIX expects to utilize the proceeds to finance ongoing clinical trials, advance its research and development activities and fund general corporate operations. Closing is expected to occur on or about November 15, 2007, subject to customary closing conditions.
The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The shares were offered and sold only to institutional and accredited investors. EPIX has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, forming a part of the effective registration statement. Copies of the final prospectus can be obtained at the SEC website at http://www.sec.gov or at the EPIX website at www.epixpharma.com.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer

Schering Pharma AG, Germany. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, statements regarding the Company’s expectations regarding the closing date of the transaction, its intended use of the proceeds from the transaction, and its intent and ability to file a registration statement covering the securities offered in this transaction. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the risk that the private placement may not be completed in a timely manner, if at all; risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
# # #